Exhibit 10.11
AMENDED & RESTATED
SMITH MICRO SOFTWARE, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Effective July 30, 2010)
Section 1.    Purpose.
          The Smith Micro Software, Inc. Employee Stock Purchase Plan is intended to provide a method whereby Employees of the Company will have an opportunity to purchase shares of the Common Stock of the Company through payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
Section 2.    Definitions.
          2.1     “Board” shall mean the Board of Directors of the Company.
          2.2     “Code” shall mean the Internal Revenue Code of 1986, as amended.
          2.3     “Committee” shall mean the Compensation Committee of the Board, including any successor committee.
          2.4     “Common Stock” shall mean the common stock of the Company, without par value.
          2.5     “Company” shall mean Smith Micro Software, Inc.
          2.6     “Designated Percentage” shall mean the percentage described in Section 5.2 of the Plan.
          2.7     “Eligible Compensation” shall mean the basic rate of compensation established by the Company for the services of an Employee, including overtime and merit salary increases paid during the year, but shall exclude all other forms of compensation, including, by way of illustration and not limitation, bonuses, commissions, payments in lieu of vacation, all non-regular payments, payments to health, retirement, unemployment, death, long-term disability (other than short-term non-occupational illness), or any other similar plan generally classified as a welfare or pension plan, any special purpose payments such as car or expense allowances, moving expenses, educational payments, and any other non-basic payments, as such compensation appears on the books and records of the Company for services rendered to the Company, determined prior to any contractual reductions related to contributions under a “qualified cash or deferred arrangement” (as determined under Section 401(k) of the Code and its applicable regulations) or under a “cafeteria plan” (as defined under Section 125 of the Code and its applicable regulations). The Committee shall have the authority from time to time to approve the inclusion or deletion of any or all forms of compensation in or from the definition of, Eligible Compensation and may change the definition on a prospective basis, subject, however, to Code Section 423(b)(5).

          2.8     “Employee” shall mean any employee of the Company during the relevant Purchase Period, including any officer of the Company; provided, that the Committee shall have the authority to exclude (i) employees who have been employed less than 90 days; (ii) employees whose customary employment is for not more than five months in any calendar year; and (iii) employees who currently participate in the Company’s Executive Stock Program.
          2.9     “Offering Date” shall mean the first business day of each Purchase Period.
          2.10   “Fair Market Value” shall mean the closing price of a share of Common Stock in the NASDAQ on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the NASDAQ on the last preceding day on which there was a sale.
          2.11   “Participant” shall mean a participant in the Plan as described in Section III of the Plan.
          2.12   “Plan” shall mean this Smith Micro Software, Inc. Employee Stock Purchase Plan, as amended from time to time.
          2.13   “Purchase Date” shall mean the last business day of each Purchase Period.
          2.14   “Purchase Period” shall mean a six month period or other period as determined by the Committee pursuant to Section 4.2.
Section 3.   Eligibility, Participation and Withdrawal.
          3.1     Eligibility. Any Employee employed by the Company on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, and options to purchase Common Stock can be granted only to Employees of the Company. No Employee may be granted an option under the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which are consistent with Code Section 423(b)(5).
          3.2     Enrollment. An Employee who is eligible to participate in the Plan may become a Participant beginning with the first payroll date following the commencement of a Purchase Period by filing, during the enrollment period prior to an applicable Offering Date prescribed by the Committee, a completed payroll deduction authorization in the manner specified with the Human Resources Department of the Company.
          3.3     Payroll Deductions.
          (a)     An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Eligible Compensation, not to exceed 10% or such other percentage as specified by the Committee prior to the commencement of a Purchase Period. All payroll deductions may be held by the Company and commingled with its other corporate funds.

No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law or as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under the Plan, and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.
          (b)     Subject to such limitations, if any, as prescribed by the Committee, a Participant may prospectively initiate an increase or decrease to his or her rate of payroll deductions for any Purchase Period in accordance with and by such time as is established under the Company’s then applicable procedures for changing payroll deductions, which at a minimum shall permit a Participant to increase or decrease his or her rate of payroll deductions on the first day of any purchase period by filing a new payroll deduction authorization form with the Company at least 30 days prior to such dates. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.
          3.4     Withdrawal.
          (a)     Under procedures established by the Committee, a Participant may discontinue payroll deductions under the Plan at any time during, or following, a Purchase Period. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.
          (b)     If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will be used to purchase shares of the Company’s Common Stock in accordance with this Plan, but no further payroll deductions will be made from his or her pay during such Purchase Period or future Purchase Periods; provided, however, a Participant’s withdrawal will not have any effect upon his or her eligibility to elect to participate in any succeeding Purchase Period.
          3.5     Termination of Employment. In the event any Participant terminates employment with the Company for any reason (including death or disability or failure to return to active employment following a paid leave of absence) prior to the expiration of a Purchase Period, the Participant’s participation in the Plan shall terminate, and all amounts credited to the Participant’s account shall be refunded to the Participant.
Section 4.    Offerings.
          4.1     Authorized Shares. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be One Million (1,000,000) shares, subject to adjustment as provided in Section 7. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, or shares purchased on the open market, as determined from time to time by the Board. If on any Purchase Date the number of shares otherwise purchasable by Participants is greater than the number of shares then remaining available under the Plan, the Committee shall allocate the available shares among the

Participants in such manner as it deems fair and which complies with the requirements of Code Section 423 for employee stock purchase plans.
           4.2      Purchase Periods. Each Purchase Period shall be determined by the Committee. Unless otherwise determined by the Committee, (i) the duration of each Purchase Period shall be 6 months, (ii) the first Purchase Period shall commence October 1, 2010, and (iii) subsequent Purchase Periods shall run consecutively for successive 6-month periods after the termination of the preceding Purchase Period. The Committee shall have the power to change the commencement date or duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants; provided, that in no event shall the duration of any Purchase Period exceed five years in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Purchase Date, or 27 months in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Offering Date or the Purchase Date. In the event of the proposed liquidation or dissolution of the Company or a proposed sale of all or substantially all of the stock or assets of the Company or the merger or consolidation of the Company with or into another corporation, then the Committee may, in its sole discretion, establish a date on or before the date of consummation of such liquidation, dissolution, sale, merger or consolidation, which date shall be the ending date of the then current Purchase Period.
Section 5.     Grant of Options.
           5.1      Grant of Options. On the Offering Date for each Purchase Period, each eligible Employee who has elected to participate as provided in Section 3.2 shall be granted an option to purchase the number of shares of Common Stock which may be purchased with the payroll deductions to be accumulated in an account maintained on behalf of such Employee assuming (i) payroll deductions throughout the Purchase Period (at a rate to be determined by the Committee) of the Employee’s Eligible Compensation as of the Offering Date, and (ii) a purchase price equal to the Designated Percentage (as defined in Section 5.2) of Fair Market Value as of the Offering Date. Notwithstanding the preceding sentence:
          (a)     The number of shares which may be purchased by any Participant on the first Purchase Date to occur in any calendar year may not exceed the lesser of (i) the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the Offering Date for the Purchase Period ended on such Purchase Date or (ii) a fixed amount of shares to be determined by the Committee with respect to each calendar year and applicable to all Participants, which amount shall initially be One Thousand (1,000) shares.
          (b)     The number of shares which may be purchased by a Participant on any subsequent Purchase Date in the same calendar year shall not exceed the number of shares determined by performing the calculation below:
           Step One: Multiply the number of shares purchased by the Participant on each previous Purchase Date in the same calendar year by the Fair Market Value of a share of Common Stock on the Offering Date for the Purchase Period ended on such Purchase Date.

          Step Two: Subtract the amount(s) determined in Step One from $25,000.
          Step Three: Divide the remainder amount determined in Step Two by the Fair Market Value of a share of Common Stock on the Offering Date for the Purchase Period ending on the Purchase Date for which the calculation is being performed. The quotient thus obtained is the maximum number of shares which may be purchased by the Participant on such Purchase Date, subject to a lesser maximum number of shares which may be fixed from time to time by the Committee with respect to each calendar year and applicable to all Participants, which amount shall initially be One Thousand (1,000) shares.
          5.2     Purchase Price. The option price of each option shall be 85% (the “Designated Percentage”) of the Fair Market Value on the Purchase Date on which the Common Stock is purchased. Notwithstanding the foregoing sentence, the Committee may change the Designated Percentage with respect to any future Purchase Period, but not below 85%, and the Committee may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the lower of (i) the Fair Market Value of the Common Stock on the Offering Date on which an option is granted, or (ii) the Fair Market Value of the Common Stock on the Purchase Date on which the Common Stock is purchased.
          5.3     $25,000 Limitation. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Plan shall be granted an option which permits the Employee’s rights to purchase Common Stock under the Plan and all Code Section 423 employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The preceding sentence shall be interpreted so as to comply with Code Section 423(b)(8).
Section 6.    Exercise and Delivery.
          6.1     Automatic Exercise. Subject to Section 3.5 and the limitation of Section 5.1, on each Purchase Date, a Participant’s option shall be exercised automatically for the purchase of that number of full and fractional shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 5.2. All fees associated with the purchase of shares will be paid by the Company.
          6.2     Payment. The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock, and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 6.
          6.3     Delivery. Unless and until otherwise determined by the Committee, all shares purchased under the Plan shall be deposited, in book-entry form or otherwise, directly to an account established in the name of the Participant. Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased. The Committee may require that shares purchased under the Plan be retained for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares.
          6.4     Transferability. Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and during the Participant’s lifetime may be exercised only by the Participant. Any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 3.4.
Section 7.    Adjustments.
          If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock then subject to any outstanding stock options, the number of shares of the Common Stock subject to the share limit provided herein and the number of shares which may be issued under the Plan but are not then subject to outstanding stock options shall be adjusted by adding thereto the number of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.
          Subject to the Board’s ability to terminate the Plan pursuant to Section 9 and the Committee’s discretion to terminate a Purchase Period pursuant to Section 4.2, if the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.
          In case of any adjustment or substitution as provided for in this Section 7, the Committee shall equitably adjust the formula for determining the Purchase Price of outstanding stock options in accordance with the requirements of Sections 423 and 424 of the Code.
          If any adjustment or substitution provided for in this Section 7 requires the approval of shareholders in order to enable the Company to grant stock options under the Plan, then no such adjustment or substitution shall be made without the required shareholder approval. Notwithstanding the foregoing, if the effect of any such adjustment or substitution would be to cause any outstanding option granted under the Plan to fail to continue to qualify as an option subject to Sections 421 and 423 of the Code or to cause a modification, extension or renewal of such option within the meaning of Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Committee, in its discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such outstanding stock option.
Section 8.    Administration.
          8.1      Authority of Committee. The Committee will have the authority and responsibility for the administration of the Plan. The Committee may delegate to one or more individuals or committees the day-to-day administration of the Plan. The Committee, or its delegate, shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective, as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
          8.2      Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, within such time as the Committee may reasonably determine, which statements will set forth the amounts of payroll deductions, the purchase price, and the number of shares purchased.
Section 9.    Amendment or Termination of the Plan.
          The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever without shareholder approval except as may be required by the rules of any stock exchange on which the Common Stock is listed and, without approval of the shareholders, no such revision or amendment shall (a) increase the number of shares subject to the Plan, other than an adjustment under Section 7 of the Plan, or (b) materially modify the requirements as to eligibility for participation in the Plan except as otherwise specified in this Plan.
Section 10.   Miscellaneous.
          10.1     Compliance with Legal and Exchange Requirements. The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.
          10.2     Governmental Approvals. This Plan and the Company’s obligation to sell and deliver shares of its stock under the Plan in any jurisdiction shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder in such jurisdiction.

          10.3     No Enlargement of Employee Rights. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time. It is not intended that any rights or benefits provided under this Plan shall be considered part of normal or expected compensation for purposes of calculating any severance, resignation, end of service payments, bonuses, long service awards, pension, retirement or similar payments.
          10.4     Governing Law. This Plan shall be governed by the laws of the State of Delaware (without regard to conflicts of laws thereof) and applicable Federal law.
          10.5     Effective Date. This Plan shall be effective as of April 29, 2010, the date of its effective adoption by the Board, provided that on or prior to April 28, 2011, such adoption of the Plan by the Board must be approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at a duly called and convened meeting of such holders.